WEAVER MARTIN & SAMYN

January 18, 2013

U.S. Securities and Exchange Commission

Office of the Chief Accountant

450 fifth Street, NW Washington, DC 20549

RE:	General Aircraft, Inc. File No. 333-178082 Change in Certifying Accountant

Dear Sir or Madam:

The firm of Weaver Martin & Samyn, LLC was previously principal certifying accountant for General Aircraft, Inc. the "Company") and reported on the financial statements of the Company for the year ended August 31,2012. A Form 10-Q for the period ended November 30, 2012 states we would no longer be the principal certifying accountant. We have read Item 5 of the November 30,2012 Form 10-Q of General Aircraft, Inc. and agree with the statements concerning our Firm contained therein.

Very Truly Yours

/s/ Weaver Martin & Samyn, LLC

411 Valentine Road, Suite 300

Kansas City, Missouri 64111

Certified Public Accountants & Consultants

411 Valentine, Suite 300

Kansas City, Missouri 64111

Phone: (816) 756-5525

Fax: (816) 756-2252